Exhibit 99
SUSQUEHANNA MEDIA CO. ANNOUNCES CASH TENDER OFFER AND
CONSENT SOLICITATION FOR ITS OUTSTANDING
7 3/8% SENIOR SUBORDINATED NOTES DUE 2013
YORK, PA., January 18, 2006 — Susquehanna Media Co. (“Media”) announced today that it commenced a tender offer (the “Tender Offer”) for cash to purchase any and all of the $150 million outstanding principal amount of its 7 3/8% Senior Subordinated Notes due 2013 (the “Notes”). In connection with the Tender Offer, Media is soliciting consents (the “Consent Solicitation”) to effect certain proposed amendments to the indenture governing the Notes. The Tender Offer and Consent Solicitation are being made pursuant to an Offer to Purchase and Consent Solicitation Statement dated January 18, 2006, and a related Consent and Letter of Transmittal, which more fully set forth the terms and conditions of the Tender Offer and Consent Solicitation.
The total consideration to be paid for each $1,000 principal amount of Notes validly tendered and accepted for purchase will be determined using a yield equal to a fixed spread of 75 basis points plus the bid-side yield to maturity of the 3.375% U.S. Treasury Note due February 15, 2008. The pricing of the total consideration is expected to occur at 10:00 a.m., New York City time, on January 31, 2006 (such date subject to adjustment). The total consideration includes a consent payment of $30 per $1,000 principal amount of Notes payable only to holders who tender (and do not validly withdraw) their Notes and validly deliver (and do not validly revoke) their consents prior to the consent payment deadline. Holders who tender (and do not validly withdraw) their Notes after the consent payment deadline will be eligible to receive the total consideration minus the consent payment. Holders who tender (and do not validly withdraw) their Notes will receive the accrued and unpaid interest on such Notes through, but not including, the applicable payment date in connection with the tender offer. The consent payment deadline is scheduled to be 5:00 p.m., New York City time, on January 31, 2006, unless terminated or extended.
The Tender Offer is scheduled to expire at midnight, New York City time, on February 14, 2006, unless terminated or extended.
The proposed amendments to the indenture governing the Notes would eliminate most of the indenture’s principal restrictive covenants, certain events of default, certain conditions of defeasance, and related provisions and would significantly amend certain other provisions contained in the indenture. Adoption of the proposed amendments requires the consent of the holders of at least a majority of the aggregate principal amount of the Notes outstanding. Holders who tender their Notes will be required to consent to the proposed amendments and holders may not deliver consents to the proposed amendments without tendering their Notes in the Tender Offer. Tendered Notes may be withdrawn and consents may be revoked at any time prior to the consent payment deadline, but not thereafter.
The Tender Offer is conditioned upon, among other things, (a) the receipt of tendered Notes from the holders of at least a majority of the aggregate principal amount of the Notes outstanding; (b) the receipt of consents to the proposed amendments from the holders of at least a majority of the aggregate principal amount of the Notes outstanding; (c) the receipt of sufficient funds from Media’s senior credit facility to consummate the Tender Offer; and (d) there having been no termination or event reasonably likely to result in a termination of the agreements governing

Media’s disposition of its cable and radio businesses, each as described in more detail in the Offer to Purchase and Consent Solicitation Statement.
Wachovia Securities is acting as exclusive dealer manager and solicitation agent for the Tender Offer and the Consent Solicitation. The information agent for the tender offer is Global Bondholder Services Corporation. The depositary for the tender offer is J.P. Morgan Trust Company, National Association. Questions regarding the Tender Offer and Consent Solicitation may be directed to Wachovia Securities’ Liability Management Group, telephone number 866-309-6316 (toll free) and 704-715-8341 (call collect), and Global Bondholder Services Corporation. Requests for copies of the Offer to Purchase and Consent Solicitation Statement and related documents may be directed to Global Bondholder Services Corporation, telephone number 866-540-1500 (toll free) and 212-430-3774 (call collect). Detailed contact information for J.P. Morgan Trust Company, National Association, is provided in the Offer to Purchase and Consent Solicitation Statement.
This announcement is not an offer to purchase, a solicitation of an offer to sell, or a solicitation of consents with respect to the Notes nor is this announcement an offer to sell or solicitation of an offer to purchase new securities. The Tender Offer and Consent Solicitation are made solely by means of the Offer to Purchase and Consent Solicitation Statement and the related Consent and Letter of Transmittal.
About Susquehanna Media Co.
Media is a diversified communications company with operations in radio broadcasting and cable television. Media is the largest privately-owned radio broadcaster and the 11th largest radio broadcaster overall in the United States of America based on estimated 2005 revenues by Kagan Research LLC. Media operates its radio business through Susquehanna Radio Corp. Media is also the 16th largest cable television multiple system operator in the United States of America based on subscribers as of December 31, 2004. Media operates its cable business through Susquehanna Cable Co. For more information, visit Media’s website at www.susquehannamedia.com.
Forward-Looking Statements
In addition to historical information, this press release contains certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are made on the basis of management’s views and assumptions regarding business performance as of the time the statements are made, and management does not undertake any obligation to update these statements. These forward-looking statements include, but are not limited to, all statements regarding the intent, belief or current expectations regarding the matters discussed or incorporated by reference in this document (including statements as to “beliefs,” “expectations,” “anticipations,” “intentions” or similar words) and all statements which are not statements of historical fact. These forward-looking statements, together with other statements that are not historical, involve known and unknown risks, uncertainties, contingencies and other factors that could cause results, performance or achievements to differ materially from those stated. Such risks, uncertainties, contingencies and other factors, many of which are beyond the control of Media, include, but are not limited to: the timely completion of Media’s disposition of its cable and radio business and the risks and uncertainties described in the Offer to Purchase and Consent Solicitation Statement under the headings “Forward-Looking Statements” and “Certain Significant Considerations” and in Media’s reports and filings with the Securities and Exchange Commission, particularly those discussed in its Form 10-K for the year ended December 31, 2004, as amended. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, Media’s actual results, performance or achievements could differ materially from those expressed in, or implied by, such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except as otherwise required by law, Media does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.